Exhibit 4(k)


               Amendment No. 1 to Investment Advisory Agreement

This is Amendment No. 1, dated as of September 1, 2002, to the Investment Advisory Agreement dated as of the 13th day of January, 2000 (the "Agreement") by and between Sentinel Group Funds, Inc., a Maryland corporation and a registered investment company under the Investment Company Act of 1940 ("SGF"), one series of which is the Sentinel Flex Cap Opportunity Fund (hereinafter called the "Fund"), and Sentinel Advisors Company (herein called "SAC"), a Vermont general partnership, having its principal office at National Life Drive, Montpelier, Vermont 05604.


                                  WITNESSETH:


     WHEREAS, pursuant to the Agreement, SAC currently acts as investment adviser to the Fund; and

     WHEREAS, the parties have agreed to amend the provision of the Agreement relating to SAC's fee for providing service as such investment adviser.


     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, SGF and SAC agree as follows:


1. SGF and SAC hereby agree that section 7 of the Agreement shall be amended and restated in its entirety as follows:

        7. For the services to be rendered by SAC hereunder, SGF shall pay to SAC a monthly fee, in arrears, equal to:

        0.90% per annum of the first $250 million of the average daily net asset value of the Fund, as determined in accordance with the provisions of the Prospectus then constituting part of the Registration Statement then in effect under the Securities Act of 1933, and 0.85% per annum of the next $250 million of such average daily net asset value of the Fund, and 0.80% per annum of such average daily net asset value of the Fund in excess of $500 million.

2. In all other respects, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                             Sentinel Group Funds, Inc.


                             By:_/s/ Joseph M. Rob___________________________
                                     Joseph M. Rob
                                     Chairman

                             Sentinel Advisors Company


                             By:_/s/ Rodney A. Buck__________________________
                                     Rodney A. Buck
                                     Chief Executive Officer